Consent of Independent Registered Public Accounting Firm

MSB Financial Corp.
Millington, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-205886 and 333-205887) of MSB Financial Corp. of our report dated March 18, 2016, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Woodbridge, New Jersey
March 18, 2016